CERTIFICATE OF INCORPORATION
                                     OF
                   THE LINCOLN TELEPHONE AND TELEGRAPH COMPANY
                      (As amended through April 24, 1985)

     FIRST.  The name of this corporation is
             THE LINCOLN TELEPHONE AND TELEGRAPH COMPANY
     SECOND. Its principal office in the State of Delaware is located at No. 7 West 10th Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is the Corporation Trust Company of America, No. 7 West 10th Street, Wilmington, Delaware.
     It may also have a general office in such other cities and states as the Board of Directors may from time to time elect.
     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:
     (a) To own, engage in, operate and carry on a general communications business; to buy, own, hold, acquire, lease, sell, exchange, operate and manage telephone exchanges, properties, rural and urban lines, and telegraph, data, video, community antenna, closed circuit, microwave, radio and electronic systems, properties and businesses, or any interest therein; and to buy, own, hold, acquire, sell, and exchange stocks, bonds, debentures, notes, contracts and other securities of corporations engaged in the ownership or operation of any of the foregoing exchanges, lines, systems, properties and businesses.
     (b) To purchase and acquire securities, assets and properties of every kind and description as judicial, judiciary, trustee's, pledgee's, mortgagee's, or liquidating or public or private sales, and to do a general commission and brokerage business.
     (c) To obtain the grant of, purchase, lease, or otherwise acquire any concessions, rights, options, patents, privileges, lands, rights of way, sites, properties, undertakings or businesses, or any right, option, or contract in relation thereto, and to perform, carry out and fulfill the terms and conditions thereof, and to carry the same into effect and to develop, maintain, lease, sell, transfer, dispose of and otherwise deal with the same.
     (d) From time to time to apply for, purchase or acquire by assignment, transfer or otherwise, and to exercise, carry out and enjoy any license, power, authority, franchise, ordinance, order, right or privilege which any government or authority, supreme, municipal or local or any corporation or other public body shall enact, make or grant.
     (e) To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description.
     (f) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade marks and trade names relating to or useful in connection with any business of this corporation.
     (g) To issue bonds, debentures, or obligations of this corporation from time to time for any of the objects or purposes of the corporation and to secure the same by mortgage, pledge, deed of trust; or otherwise.
     (h) To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
     (i) To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories, or Colonies of the United States, and in any and all foreign countries, subject to all the laws of such States, Districts, Territories, Colonies or Countries.
     (j) In general, to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the Act hereinafter referred to, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.
     Notwithstanding anything herein to the contrary, nothing herein contained shall be deemed to authorize this corporation to engage in or conduct in the State of Illinois, or elsewhere, an agency and loan business as defined by the laws of the State of Illinois, or to acquire the shares of stock of a building corporation or of an agency and loan corporation organized or doing business in the State of Illinois.
     The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.
     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is two hundred sixty thousand (260,000) shares, of a total par value in the amount of twenty-five million thirty-one thousand two hundred fifty ($25,031,250); of which two hundred fifty thousand (250,000) shares of the par value of one hundred dollars ($100) each, amounting in the aggregate to twenty-five million dollars ($25,000,000) shall be known as preferred stock; and the remaining ten thousand (10,000) shares of the par value of three dollars and twelve and one-half cents ($3.125) each, amounting in the aggregate to thirty-one thousand two hundred fifty dollars ($31,250.00) shall be known as common stock. Each issued share of common stock of this corporation of the par value of six dollars and twenty-five cents ($6.25) per share shall be and become two shares of common stock of the par value of three dollars and twelve and one-half cents ($3.125) per share. Each outstanding common stock certificate of this corporation which heretofore represented one or more shares of said common stock of the par value of six dollars and twenty-five cents ($6.25) per share shall hereafter represent the same number of shares of common stock of the par value of three dollars and twelve and one-half cents ($3.125) per share, and the corporation shall issue to the holder of record of each such stock certificate as of the time this amendment to the Certificate of Incorporation becomes effective, or on the order of such holder, an additional stock certificate or certificates representing one share of common stock of the par value of three dollars and twelve and one-half cents ($3.125) per share for each share of the common stock of the par value of six dollars and twenty-five cents ($6.25) per share heretofore represented by such issued stock certificate.
     No shares of preferred stock shall be issued unless the net earnings, after income taxes but before interest charges, in twelve (12) consecutive months of the immediately preceding fifteen (15) months, equals at least one and one-half times (1 1/2) the annual interest charges plus pro forma annual dividend requirements of the preferred stock after issuance of the additional shares. In addition, no shares of preferred stock shall be issued unless equity capitalization ranking junior to the existing class or classes of preferred stock amounts to no less than twenty-five percent (25%) of total capitalization after the issuance of the additional preferred. Subject to these limitations, the shares of preferred stock may be issued from time to time in one or more series, and there is hereby designated a series known as "5% PREFERRED" which shall consist of forty-five thousand (45,000) shares. Any share of preferred stock from time to time available for issuance or reissuance may be issued from time to time by the Board of Directors, and authority is hereby granted to and conferred upon the Board of Directors to issue any of such shares, either by enlarging the series known as "5% PREFERRED" or, if so determined by the Board of Directors, in creating one or more other series, each such other series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. The different series of preferred stock may differ one from the other and each from any and all other series, as may be determined by the Board of Directors, in any or all of the following, but in no other respects:
     (a) the rate per share per annum at which dividends are to be paid thereon, hereinafter referred to as "the fixed dividend rate"; provided, however, that the fixed dividend rate is hereby declared to be, and shall be, Five Dollars ($5.00) per share per annum for the series of
"5% PREFERRED" stock;
     (b) the amount per share payable as a premium with respect to the shares of preferred stock of any series in case of redemption thereof, which amount is hereinafter referred to as the "fixed redemption premium"; provided, however, that the fixed redemption premium is hereby declared to be, and shall be, Five Dollars ($5.00) per share with respect to shares of the series of "5% PREFERRED" stock; and the time or times for redemption of any preferred stock. The preferred stock shall not be entitled to receive any premium in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;
     (c) the sinking-fund or other provisions which may be established by the Board of Directors for the redemption or retirement of preferred stock of any series;
     (d) the right, if any, of the holders of the preferred stock of any series, to convert the same into preferred stock of other series or into other classes of stock, and the terms and conditions of such conversion. The description and terms of the preferred stock of each series in respect of the foregoing particulars (except as herein fixed in respect of the series of "5% PREFERRED" stock) shall be fixed and determined by the Board of Directors at or prior to the time of the authorization of the issue of the original shares of each such series.
     The description and terms of the preferred stock of each series shall be set forth in full or shall be summarized in the certificates therefor. All shares of preferred stock shall be of equal rank and shall be identical in all respects; except in respect of the particulars that may be fixed by the Board of Directors as above provided, and all shares of each series shall be identical in all respects, except with respect to the date upon which dividends shall become cumulative.
     A statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions in respect of the classes of stock of the corporation is as follows:
                             PREFERRED STOCK
     (1) DIVIDENDS. The holders of the preferred stock of each series shall be entitled to receive, when and as declared payable by the board of directors of the corporation, out of the annual net profits or net assets in excess of capital of this corporation, as determined pursuant to the laws of the State of Delaware, dividends at but not exceeding the fixed dividend rate for such series, payable quarterly, semi-annually, or annually as the board of directors may determine, before any dividends shall be paid upon or set apart for the common stock; and such dividends on the preferred stock shall be cumulative, so that if in any dividend period or periods, full dividends upon the outstanding preferred stock at the fixed dividend rate or rates therefor shall not have been paid, the deficiency (without interest) shall be paid or declared and set apart for payment before any dividends shall be paid upon or set apart for the common stock. Dividends on all shares of preferred stock of each series shall commence to accrue and be cumulative on outstanding shares from the date of issuance, but in the event of the issue of additional shares of the preferred stock of such series subsequently to the date of the first issue of shares of such series, all dividends paid on the preferred stock of any series prior to the issue of such additional shares, and all dividends declared payable to holders of record of such preferred stock of such series of a date prior to such issue, shall be deemed to have been paid in respect to the additional shares so issued. Any dividends paid upon the preferred stock in an amount less than accumulated dividend or dividends in arrears upon all preferred stock outstanding shall, if more than one series be outstanding, be divided between the different series in proportion to the aggregate amounts which would be distributed to the preferred stock of each series if full cumulative dividends were declared and paid thereon. The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends provided in this paragraph.
     (2) PREFERENCES ON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of the preferred stock of each series shall be entitled to receive for each share thereof an amount equal to One Hundred Dollars ($100.00) together in all cases with all dividends accrued, or in arrears thereon, before any distribution of the assets shall be made to the holders of the common stock; but the holders of the preferred stock shall be entitled to no further participation in such distribution. If upon such liquidation, dissolution or winding up of the corporation, the assets distributable among the holders of the preferred stock shall be insufficient to permit the payment of the full amount aforesaid, then the entire available assets of this corporation shall be distributed among the holders of the preferred stock then outstanding ratably in proportion to the amounts to which they are respectively entitled. After the preferred stock has received One Hundred Dollars ($100.00) per share together with all dividends accrued or in arrears thereon, any remaining assets shall be distributed amount the holders of the common stock then outstanding.
     (3) REDEMPTION. This corporation may at its option at any time or from time to time redeem the whole or any part of the preferred stock, or of any series thereof, at a price per share equal to One Hundred Dollars ($100.00), plus the fixed redemption premium therefor, together with the amount of any dividends accrued or in arrears thereon. Notice of any proposed redemption of preferred stock shall be given by this corporation by mailing a copy of such notice at least thirty (30) days prior to the date fixed for such redemption, to the holders of record of the preferred stock or of any series thereof to be redeemed, at their respective addresses appearing on the books of this corporation, and also, if so provided in the certificates for the preferred stock to be redeemed or in the by-laws of this corporation, by publication in such manner as shall have been so provided. Any such redemption of part of the preferred stock shall be in such amount, at such place and by such method, as shall from time to time be provided by the by-laws of this corporation or be determined by resolution of its board of directors. From and after the date fixed in any such notice as the date of redemption, unless default shall be made by this corporation in providing monies at the time and place specified for the payment of the redemption price, pursuant to said notice, all dividends on the preferred stock thereby called for redemption shall cease to accrue; and from and after the date so fixed, all rights of the holders of the shares of preferred stock so called for redemption as stockholders of this corporation, except only the right to receive the redemption price when due, shall cease, and for all other purposes said shares shall be deemed no longer to be outstanding. Right to redeem said stock and the method of selection to be employed in the event less than all of said stock is called, is vested solely in the board of directors of the corporation. The preferred stock shall not be entitled to receive any premium in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation.
     (4) VOTING RIGHTS. The holders of the preferred stock shall not be entitled to vote, nor to any notice of stockholders' meetings except as provided by the laws of Delaware, unless and until dividends on said stock are in arrears for four dividend periods, and said stock shall be entitled to one vote per share so long as said dividends are unpaid. Upon the payment of said dividends the right of the holders of said preferred stock to vote and to notice of meetings shall thereupon cease; but subject always to the same provisions for the vesting of such voting power in the holders of the preferred stock in case of any similar defaults in the payment of dividends upon the preferred stock for four dividend periods.
                              COMMON STOCK
     (1) DIVIDENDS. The holders of the common stock will receive such dividends, if, when and as declared by the board of directors of the corporation, out of any annual net profits or net assets in excess of capital of this corporation as determined pursuant to the laws of the State of Delaware, remaining after payment or provision for payment of all accumulated and current dividends on the preferred stock of the corporation.
     (2) PREFERENCES ON LIQUIDATION. In case of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, and after the holders of the preferred stock shall have received the par value of their stock, plus all accrued, unpaid, or accumulated dividends thereon, then the holders of the common stock shall be entitled to receive the remaining assets of the corporation or the proceeds thereof.
     (3) VOTING RIGHTS. Each share of common stock shall be entitled to one vote at all meetings of the stockholders.
     FIFTH. The amount of capital with which this corporation will commence business is ten (10) shares of "Class B" Common stock, which shares are without nominal or par value.
     SIXTH. The names and places of residence of the original subscribers to the capital stock and the number of shares subscribed to by each are as follows:
                                                  NO.  OF SHARES
NAME                  RESIDENCE                  "CLASS B" COMMON
A. L. Miller          Wilmington, Delaware               8
T. L. Fray            Wilmington, Delaware               1
A. V. Lane            Wilmington, Delaware               1
     SEVENTH. The affairs of this corporation shall be managed by a Board of Directors which shall have and shall exercise all the powers of the corporation. The number of directors, the manner of their election and the terms for which elected shall be fixed and may be altered from time to time as may be provided in the By-laws. Directors need not be stockholders in the corporation.
     EIGHTH.  This corporation shall have perpetual existence.
     NINTH. The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatever.
     TENTH. No holder of shares of stock of the corporation of any class or holder of any bond, debenture or other security convertible into shares of stock of the corporation of any class shall have any pre-emptive right to subscribe for, purchase or otherwise acquire shares of stock of the corporation of any class, whether now or hereafter authorized, or bonds, debentures or other securities, whether or not convertible into shares of stock of the corporation of any class.
     ELEVENTH. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
     (l) To make and alter the By-Laws of this corporation; to fix the amounts to be reserved as working capital, reserves and surplus over and above its capital stock paid in; to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.
     (2) From time to time to determine whether and to what extent, and at what time and places, and under what conditions and regulations, the accounts and books of this corporation (other than the stock ledger) or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors.
     (3) By resolution or resolutions, passed by a majority of the whole board to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions, or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
     (4) Pursuant to the affirmative vote of the holders of at least a majority of the stock issued and outstanding, having voting power, given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the stock issued and outstanding, having voting power, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of this corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors may deem expedient and for the best interests of the corporation.
     (5) This corporation may in its By-Laws confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.
     (6) Both the voting stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of this corporation (subject to the provisions of the statutes) outside the State of Delaware at such places as may from time to time be designated by the Board of Directors.
     TWELFTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein granted are subject to this reservation.
     WE, THE UNDERSIGNED, being each of the original subscribers to the capital stock hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the General Corporation Law of the State of Delaware, being

Chapter 65 of the Revised Code of Delaware, and the acts amendatory thereof and supplemental thereto, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and do respectively agree to take the number of shares of the stock hereinbefore set forth, and accordingly have hereunto set our hands and seals this 4th day of May, 1928.
In the presence of:                    A. L. Miller      (SEAL)
Herbert E. Latter                      T. L. Fray        (SEAL)
                                       A. V. Lane        (SEAL)
STATE OF DELAWARE   )
                    )SS.
COUNTY OF NEW CASTLE)
     BE IT REMEMBERED, that on this 4th day of May, 1928, personally came before me, Herbert E. Latter, a Notary Public in and for the State of Delaware, New Castle County, A. L. Miller, T. L. Fray and A. V. Lane, parties to the foregoing certificate of incorporation, known to me personally to be such and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.
     GIVEN under my hand and seal of office the day and year aforesaid.
                                       Herbert E. Latter
                                          Notary Public
Herbert E. Latter
Notary Public
Appointed Feb. 24, 1927
State of Delaware
Term Two Years

                           ARTICLES OF AMENDMENT
                                   TO THE
                       CERTIFICATE OF INCORPORATION
                                     OF
               THE LINCOLN TELEPHONE AND TELEGRAPH COMPANY

     Pursuant to Section 21-20,121 of the Business Corporation Act, the undersigned officer of The Lincoln Telephone and Telegraph Company, a Delaware corporation domesticated to the State of Nebraska (the
"Corporation"), states as follows:

     1. The name of the Corporation is The Lincoln Telephone and Telegraph Company.

     2. The First Section of the Certificate of Incorporation of the Corporation is amended, as of the effective time and date set forth below, to delete the original text in its entirety and insert in its place the following First Section (the "Amendment"):

               FIRST.  The name of the corporation is

               Aliant Communications Co.

     3. The only class of shares of the Corporation entitled to vote on the approval of the Amendment is Common Stock, of which one thousand (1,000) shares are issued and outstanding and entitled to vote on the approval of the Amendment. By written consent of the Sole Common Stockholder of the Corporation dated July 18, 1996, a total of one thousand (1,000) of such shares were voted in favor of, and no shares were voted against, approval of the Amendment. The foregoing affirmative vote is sufficient to approve the Amendment in accordance with the Act.

     4. The effective time and date of the Amendment shall be 12:01 a.m., September 3, 1996.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed as of the 18th day of July, 1996.

                                The Lincoln Telephone and Telegraph Company

                                         /s/ Michael J. Tavlin
                                By: ..................................
                                              (Signature)
                                     Michael J. Tavlin, Vice President-
                                      Treasurer and Secretary